Exhibit 99.1

Matinas BioPharma Appoints Eric J. Ende, M.B.A, M.D. to its Board of Directors

Bedminster, NJ (March 30, 2017) – Matinas BioPharma Holdings, Inc. (NYSE MKT: MTNB), a clinical-stage biopharmaceutical company focused on developing innovative anti-infectives for orphan indications, announced today the appointment of Eric J. Ende, M.B.A, M.D., to its Board of Directors, effective Monday, April 3, 2017.

Dr. Ende is a life sciences executive with over 20 years of financial leadership experience. Dr. Ende currently serves as President of Ende BioMedical Consulting Group, which is focused on helping life sciences companies raise capital, identify licensing partners, and optimize corporate structure as well as analyzing both private and public investment opportunities for clients within the life sciences industry. He also currently serves on the Technology Transfer Committee of Mount Sinai Innovation Partners.

Roelof Rongen, Chief Executive Officer of Matinas stated, “We are thrilled to have Dr. Ende join the Matinas Board of Directors during such an important time in the Company’s evolution as we prepare to report clinical data in the near-term which we believe has the potential to validate our cochleate technology platform and prove to be transformative for Matinas. His broad experience and proven track record in propelling companies to their next phase of growth will be integral as we continue to advance our corporate and clinical strategies.”

Previously, Dr. Ende consulted with Icahn Enterprises in connection with their efforts to appoint board members at Forest Labs, Genzyme, Biogen IDEC, and Amylin. From 2010 to 2011, he served as a Director on Genzyme’s Board until it was acquired by Sanofi-Aventis in 2011 for $20 billion. During his tenure on Genzyme’s Board of Directors, Dr. Ende was a member of the Audit and Risk Management Committees. From 2002 through 2008, Dr. Ende was the senior biotechnology analyst at Merrill Lynch. From 2000 to 2002, Dr. Ende served as the senior biotechnology analyst at Bank of America Securities and, from 1997 to 2000, he served as a biotechnology analyst at Lehman Brothers. Over the course of his career as a biotechnology analyst, Dr. Ende was named to Institutional Investor’s All-American Equity Research Team six times as well as to The Greenwich Survey list of top analysts. In addition, he was named Top Stock Picker by TheStreet.com and Best Earnings Estimator by Forbes.com.

“There is a great need for transformational technologies to address a number of unmet needs in a range of multi-drug resistant infections. Matinas’ cochleate platform delivery technology has showcased its broad utility and ability to provide targeted delivery and reduce toxicity. I am excited to be joining the Company at such an exciting time and look forward to working with the management team and board to leverage this proprietary technology to provide much needed solutions for physicians and patients and unlock tremendous shareholder value,” commented Dr. Ende.

Dr. Ende received his M.B.A. in Finance & Accounting from NYU – Stern Business School, an M.D. from Mount Sinai School of Medicine in 1994, and a BS in Biology and Psychology from Emory University in 1990.

About Matinas BioPharma

Matinas BioPharma is a clinical-stage biopharmaceutical company focused on developing innovative anti-infectives for orphan indications. The Company's proprietary, disruptive technology utilizes lipid-crystal nano-particle cochleates to nano-encapsulate existing drugs, making them safer, more tolerable, less toxic and orally bioavailable. The Company's lead drug candidate MAT2203 is an orally-administered, encochleated formulation of amphotericin B (a broad spectrum fungicidal agent). MAT2203 is currently being studied in two separate Phase 2 studies with topline results of each trial expected to be announced in the second quarter of 2017. MAT2501, the Company’s orally-administered encochleated formulation of amikacin (a broad spectrum aminoglycoside antibiotic agent) for acute bacterial infections, including non-tuberculous mycobacterium (NTM) and multi-drug resistant gram-negative bacterial infections, reported positive topline data from the Phase 1 single-ascending dose study in healthy volunteers. Matinas is advancing its MAT2501 Phase 1 program in preparation of a Phase 2 study in patients.

The Company's lead anti-infective product candidates, MAT2203 and MAT2501, position Matinas BioPharma to become a leader in the safe and effective delivery of anti-infective therapies utilizing its proprietary lipid-crystal nano-particle cochleate formulation technology. For more information, please visit www.matinasbiopharma.com and connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Forward Looking Statements: This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the Company's strategic focus and the future development of its product candidates, including MAT2203 and MAT2501, the anticipated timing of regulatory submissions, the anticipated timing of clinical studies, the Company’s ability to identify and pursue development and partnership opportunities for its products or platform delivery technology on favorable terms, if at all, and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as "expects," "anticipates," "intends," "plans," "could," "believes," "estimates" and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Qualified Infectious Disease Product (QIDP), Orphan and/or Fast Track designations for MAT2203 and MAT2501, which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; our ability to protect the Company's intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company's products; and the other factors listed under "Risk Factors" in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma's product candidates are all in a development stage and are not available for sale or use.

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Source: Matinas BioPharma Holdings, Inc.

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